INTREorg Systems Appoints Mr. Darren Dunckel as President

DALLAS, TX--(Marketwired – January 14, 2014) - INTREorg Systems, Inc. (OTC Pink: IORG) ("Intreorg" or the "Company"), which provides internet consulting and "back office" services to other companies, appointed Mr. Darren Dunckel to be the Company's President and sole executive officer. Mr. Dunckel has over 20 years of experience in the financial services industry. In addition to his experience as a public company CEO and board member, Mr. Dunckel has been a consultant to companies ranging in size from startup to Fortune 500. For the past nine months he has been a consultant to INTREorg on the development of the company's proprietary Stock Tracking Analytics "STA" software.

Mr. Dunckel was hired by the Company's prior Chairman, Dr. Steve Henson, who resigned from his positions as the Company's CEO, Chairman and as a director during the fourth quarter of fiscal 2013. Upon his departure, Dr. Henson stated: “As a shareholder, I have confidence that Mr. Dunckel is the right person to help work towards achieving the Company's goal of moving on from a development stage company to an operating company.”

Michael Farmer, INTREorg's Director stated: "We are fortunate to find someone with Mr. Dunckel's experience and skill set to fill this role."

In addition to approving Mr. Dunckel's hire, the Company's Board approved his recommended strategy for working towards the Company's goal of transitioning from a development stage company to an operating company.

Following his appointment, Mr. Dunckel said "I am excited to be part of INTREorg's transition to an operating company. My first goal is to file the Company's outstanding periodic reports with the Securities and Exchange Commission so that IORG will again be a fully reporting company and increase the number of beta customers on our platform. I encourage people to visit our website www.intreorg.com to get a better understanding of the services we provide."

About INTREorg Services, Inc.

INTREorg is a SaaS and consulting company focused on providing services to public companies. INTREorg has developed a proprietary software system, Stock Tracking Analytics "STA" that provides CEO's, CFO's, General Counsel and IR Professionals with valuable information and services necessary to managing a public company. These services address the key areas of Compliance, Fund Raising, and Investor Relations.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Darren Dunckel
Tel: +1-310-729-9007

Email: ddunckel@intreorg.com